July 1, 2008

JPMorgan Trust II

245 Park Avenue

New York, NY 10167

Dear Sirs:

JPMorgan Investment Advisors Inc., JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A until June 30, 2009. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ Board of Trustees’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMorgan Investment Advisors Inc.	JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.
By:	By:

Accepted by: JPMorgan Trust II
By:

SCHEDULE A

Variable NAV Funds

FUND NAME	Class A	Class B	Class C	Select Class	Ultra	Class R5
JPMorgan Arizona Municipal Bond Fund	0.88%	1.53%	1.53%	0.63%
JPMorgan Core Bond Fund	0.75%	1.46%	1.46%	0.60%	0.48%	0.53%
JPMorgan Core Plus Bond Fund	0.92%	1.57%	1.57%	0.67%	0.45%
JPMorgan Government Bond Fund	0.75%	1.48%	1.48%	0.55%	0.50%
JPMorgan High Yield Bond Fund	1.15%	1.80%	1.80%	0.90%	0.81%	0.86%
JPMorgan Intermediate Bond Fund	0.83%	1.48%	1.48%	0.58%	0.48%
JPMorgan Kentucky Municipal Bond Fund	0.88%	1.53%	1.53%	0.63%
JPMorgan Louisiana Municipal Bond Fund	0.88%	1.53%	1.53%	0.63%
JPMorgan Michigan Municipal Bond Fund	0.88%	1.53%	1.53%	0.63%
JPMorgan Mortgage-Backed Securities Fund	0.65%			0.40%	0.25%
JPMorgan Municipal Income Fund	0.87%	1.52%	1.52%	0.62%
JPMorgan Ohio Municipal Bond Fund	0.88%	1.53%	1.53%	0.63%
JPMorgan Short Duration Bond Fund	0.80%	1.30%	1.30%	0.55%	0.44%
JPMorgan Short Term Municipal Bond Fund	0.80%	1.30%	1.30%	0.55%
JPMorgan Tax Free Bond Fund	0.75%	1.44%	1.44%	0.58%
JPMorgan Treasury & Agency Fund	0.70%	1.20%	1.20%	0.45%
JPMorgan Ultra Short Duration Bond Fund	0.70%	1.20%	1.20%	0.45%	0.44%
JPMorgan West Virginia Municipal Bond Fund	0.88%	1.53%	1.53%	0.63%

Money Market Funds

FUND NAME	Capital	Institutional Class	Agency	Premier	Investor	Morgan	Reserve	Class B	Class C	Service	E*TRADE
JPMorgan Liquid Assets Money Market Fund	0.16%	0.20%	0.26%	0.45%	0.51%	0.59%	0.70%	0.97%	0.97%	1.05%
JPMorgan Michigan Municipal Money Market Fund				0.45%		0.59%	0.70%
JPMorgan Municipal Money Market Fund		0.20%	0.26%	0.45%		0.59%	0.70%			1.05%	1.00%
JPMorgan Ohio Municipal Money Market Fund				0.45%		0.59%	0.70%
JPMorgan U.S. Government Money Market Fund	0.16%	0.20%	0.26%	0.45%		0.59%	0.70%			1.05%
JPMorgan U.S. Treasury Plus Money Market Fund		0.20%	0.26%	0.45%	0.51%	0.59%	0.70%	0.97%	0.97%